Exhibit 99.1

FOR IMMEDIATE RELEASE

SABRA REPORTS FOURTH QUARTER 2021 RESULTS; PROVIDES BUSINESS UPDATE

IRVINE, CA, February 22, 2022 — Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (Nasdaq: SBRA) today announced its results of operations for the fourth quarter of 2021. In addition, the Company provided a business update.

FOURTH QUARTER 2021 RESULTS AND RECENT EVENTS

•Results per diluted common share for the fourth quarter of 2021 were as follows:
•Net Loss: $(0.11)
•FFO: $0.11
•Normalized FFO: $0.39
•AFFO: $0.20
•Normalized AFFO: $0.37

•Included in net loss and FFO is the acceleration of amortization of the remaining $18.6 million ($0.08 per diluted common share) above-market lease intangible related to our lease with the Avamere Family of Companies (“Avamere”). This acceleration of amortization comes as a result of our recently amended lease with Avamere and is reflected as a reduction of our rental revenues for the fourth quarter of 2021. Additionally, Avamere’s December rental obligation of $3.6 million ($0.02 per diluted common share) was paid in January 2022, and accordingly will be reflected in our results for the first quarter of 2022. See further discussion on Avamere under “Business Update.”
•EBITDARM Coverage for our skilled nursing and specialty hospital portfolios were 1.77x and 3.83x, respectively. Pro forma for Avamere’s recently reduced rent, EBITDARM coverage for our skilled nursing portfolio was 1.86x. See further discussion on EBITDARM Coverage trends under “Business Update.”
•From the beginning of the COVID-19 pandemic through January 2022, we have collected 99.6% of our forecasted rents. This includes drawing on a letter of credit to fund $11.9 million of rent from Avamere. Rent collections through the first three weeks of February are in line with what we normally receive through this point of the month.
•During the fourth quarter of 2021, we acquired a leased senior housing community for $26.3 million with an initial yield of 6.9%. Additionally, we acquired a closed hotel for $10.9 million that will be converted to an addiction treatment center, with Sabra’s total investment expected to be $33.4 million at a 7.5% yield. We also completed the first tranche of the previously announced investment in Recovery Centers of America for $290.0 million at a 7.5% yield. Our full year 2021 investment activity totaled $419.4 million with a weighted average estimated stabilized cash yield of 7.6%.
•Subsequent to December 31, 2021, Sabra acquired a managed senior housing community from our proprietary development pipeline for a purchase price of $26.0 million, which includes $5.6 million previously funded through the Company’s preferred equity investment in the development. This investment has an estimated first year cash yield of 6.7%.
•As noted in our February 3, 2022 press release, Sabra and Sienna Senior Living (“Sienna”) have agreed to acquire a portfolio of 11 high-quality Canadian senior housing communities strategically positioned across the provinces of Ontario and Saskatchewan for total consideration of C$307.5 million (USD $243 million). The 1,048-unit portfolio will be acquired through a newly formed 50/50 joint venture, with Sienna to operate the portfolio. The transaction is expected to close upon receipt of regulatory approvals, which is anticipated to occur in the second quarter of 2022.

•During the fourth quarter of 2021, we completed the sale of four skilled nursing/transitional care facilities, two senior housing communities and two hospitals for gross sales proceeds of $85.9 million. These facilities generated $7.0 million of Annualized Cash NOI.
•We continue to maintain a strong Net Debt to Adjusted EBITDA ratio of 4.98x as of December 31, 2021.
•On February 1, 2022, our Board of Directors declared a quarterly cash dividend of $0.30 per share of common stock. The dividend will be paid on February 28, 2022 to common stockholders of record as of the close of business on February 11, 2022. The dividend represents a payout of 81% of our Normalized AFFO per share of $0.37.

BUSINESS UPDATE

Avamere
As noted in our February 2, 2022 press release, Sabra and Avamere entered into a definitive agreement to amend the Company’s master lease. Effective February 1, 2022, Avamere’s annual base rent on the current portfolio has been reduced roughly 30% to $30.7 million, representing an annual run rate reduction of $0.06 per diluted common share. Sabra has the opportunity to recapture this rent reduction as the portfolio’s performance improves. As a condition to amending this lease, Avamere has paid past due rent for December 2021 totaling $3.6 million and has agreed to pay January 2022 rent totaling $3.7 million by March 25, 2022.
The following table illustrates the pro forma impact of this rent reduction on our historical trailing twelve-month EBITDARM coverages for Avamere and our skilled nursing portfolio.

Avamere	1Q 2020	2Q 2020	3Q 2020	4Q 2020	1Q 2021	2Q 2021	3Q 2021	4Q 2021
T12M Coverage - Reported	1.17x	1.20x	1.31x	1.37x	1.53x	1.54x	1.40x	1.33x
T12M Coverage - Pro Forma	1.53x	1.60x	1.77x	1.89x	2.14x	2.17x	1.99x	1.87x

Skilled Nursing / Transitional Care	1Q 2020	2Q 2020	3Q 2020	4Q 2020	1Q 2021	2Q 2021	3Q 2021	4Q 2021
T12M Coverage - Reported	1.65x	1.66x	1.84x	1.93x	1.99x	1.99x	1.78x	1.77x
T12M Coverage - Pro Forma	1.71x	1.73x	1.92x	2.02x	2.09x	2.09x	1.87x	1.86x

Occupancy Trends — Skilled Nursing
On average, Sabra’s seven largest skilled nursing tenants (representing 39% of annualized cash NOI) saw a slight sequential decline in occupancy in the fourth quarter driven primarily by the rise of the Omicron variant of COVID-19, as well as admissions restrictions related to state mandates and labor shortages. These headwinds continued into January, while preliminary data for February suggests occupancy is beginning to rebound.

	Jun-21	Jul-21	Aug-21	Sep-21	Oct-21	Nov-21	Dec-21
North American	77.5%	79.6%	78.7%	78.7%	79.8%	79.7%	78.9%
Signature Healthcare	75.5%	76.4%	76.2%	76.5%	76.8%	76.7%	75.9%
Avamere	75.5%	75.6%	72.7%	71.7%	69.6%	70.8%	71.8%
Cadia	81.8%	83.1%	84.5%	82.9%	83.4%	82.8%	81.5%
Healthmark	62.5%	64.0%	64.1%	64.0%	63.7%	64.7%	64.8%
The McGuire Group	81.1%	82.7%	85.3%	85.4%	84.2%	83.4%	84.5%
CommuniCare	80.2%	80.8%	83.2%	83.0%	81.6%	79.3%	79.0%
Total	75.7%	76.7%	76.6%	76.4%	76.0%	76.0%	75.8%

EBITDARM Coverage
Trailing 3-month EBITDARM coverage excluding Provider Relief Funds (“PRF”) (reported one quarter in arrears) increased sequentially in our skilled nursing and specialty hospital segments as a result of improved operating performance. Meanwhile, trailing 3-month EBITDARM coverage excluding PRF in our leased senior housing segment held steady as higher occupancy was offset by labor cost pressure.

Skilled Nursing / Transitional Care	1Q 2020	2Q 2020	3Q 2020	4Q 2020	1Q 2021	2Q 2021	3Q 2021	4Q 2021
T12M Coverage*	1.71x	1.73x	1.92x	2.02x	2.09x	2.09x	1.87x	1.86x
T12M Coverage w/o PRF*	1.71x	1.72x	1.66x	1.63x	1.51x	1.44x	1.44x	1.54x
T3M Coverage w/o PRF*	1.73x	1.81x	1.61x	1.36x	1.28x	1.52x	1.58x	1.78x

Senior Housing - Leased	1Q 2020	2Q 2020	3Q 2020	4Q 2020	1Q 2021	2Q 2021	3Q 2021	4Q 2021
T12M Coverage	1.38x	1.38x	1.31x	1.25x	1.23x	1.12x	1.09x	1.04x
T12M Coverage w/o PRF	1.38x	1.38x	1.30x	1.23x	1.19x	1.08x	1.06x	1.02x
T3M Coverage w/o PRF	1.39x	1.33x	1.08x	1.18x	1.18x	0.91x	1.00x	1.00x

Specialty Hospitals and Other	1Q 2020	2Q 2020	3Q 2020	4Q 2020	1Q 2021	2Q 2021	3Q 2021	4Q 2021
T12M Coverage	3.36x	3.31x	3.38x	3.55x	3.67x	3.91x	3.86x	3.83x
T12M Coverage w/o PRF	3.36x	3.25x	3.28x	3.45x	3.57x	3.87x	3.83x	3.80x
T3M Coverage w/o PRF	4.00x	2.34x	3.59x	3.86x	4.46x	3.59x	3.46x	3.73x
* Pro forma for Avamere's recently restructured lease

Same-Store Senior Housing - Managed
On average, REVPOR grew 3% sequentially across our assisted living communities driven primarily by annual rent increases implemented on October 1st in our Enlivant portfolio. REVPOR in our independent living portfolio has held steady as rate increases have been more prevalent in higher-acuity settings as operators attempt to offset rising labor costs.

	4Q 2020	1Q 2021	2Q 2021	3Q 2021	4Q 2021	YoY Change
Assisted living	$6,061	$5,951	$6,028	$6,065	$6,247
Sequential Change		(1.8)%	1.3%	0.6%	3.0%	3.1%

Independent living	$2,529	$2,553	$2,544	$2,531	$2,542
Sequential Change		0.9%	(0.4)%	(0.5)%	0.4%	0.5%

After several months of steady gains following the implementation of vaccine clinics, occupancy growth slowed in the fourth quarter due to the rise of the Omicron variant of COVID-19 and normal seasonality. In addition, Cash NOI declined sequentially as revenue growth was more than offset by operating expense headwinds. Operating expense growth was concentrated in our assisted-living portfolio and was primarily driven by labor challenges that forced operators to increase wages and utilize agency staffing to fill open positions.

	4Q 2020	1Q 2021	2Q 2021	3Q 2021	4Q 2021
Occupancy - AL	77.9%	68.8%	70.8%	73.5%	73.3%
Sequential Change		(9.1)%	2.0%	2.7%	(0.2)%

Occupancy - IL	80.5%	79.0%	78.6%	79.8%	80.7%
Sequential Change		(1.5)%	(0.4)%	1.2%	0.9%

Resident fees and services	$38,343	$35,675	$36,636	$37,002	$37,852
Sequential Change		(7.0)%	2.7%	1.0%	2.3%

Cash NOI [1]	$10,199	$6,945	$9,316	$8,246	$7,374
Sequential Change		(31.9)%	34.1%	(11.5)%	(10.6)%
1    Resident fees and services and Cash NOI balances include $0.6 million and $0.5 million of Grant Income for 4Q 2020 and 2Q 2021, respectively.

Commenting on the fourth quarter's results, Rick Matros, CEO and Chair, said, “COVID cases in our portfolio peaked before the end of January and then started dropping, materially so for the staff at our facilities. Consequently, with more staff available, occupancy has increased the first two weeks of February. We are more optimistic that absent the emergence of a new variant, our portfolio and the broader industry can get back on track toward recovery. We are also pleased to have agreed with Avamere on a restructuring of their lease obligations and believe the restructured lease provides them with a path for success. Our pending Canadian joint venture gets 2022 off to a good start on the investment front. We have diligently pursued opportunities to expand our presence in Canada over the last several years. Canada has proven to be a stable market and we look forward to continued growth there. As always, we want to express gratitude to the staff at our facilities for their commitment to the mission, in the face of the most difficult of circumstances.”
LIQUIDITY
As of December 31, 2021, we had approximately $1.1 billion of liquidity, consisting of unrestricted cash and cash equivalents of $112.0 million and available borrowings of $1.0 billion under our revolving credit facility. As of December 31, 2021, we also had $475.0 million available under the ATM Program.
CONFERENCE CALL AND COMPANY INFORMATION
A conference call with a simultaneous webcast to discuss the 2021 fourth quarter results will be held on Tuesday, February 22, 2022 at 10:00 am Pacific Time. The dial-in number for U.S. participants is (844) 862-3710. For participants outside the U.S., the dial-in number is (612) 979-9902. The conference ID number is 3672788. The webcast URL is https://edge.media-server.com/mmc/p/r5to66um. A digital replay of the call will be available on the Company’s website at www.sabrahealth.com. The Company’s supplemental information package for the fourth quarter will also be available on the Company’s website in the “Investors” section.
ABOUT SABRA
As of December 31, 2021, Sabra’s investment portfolio included 416 real estate properties held for investment (consisting of (i) 279 Skilled Nursing/Transitional Care facilities, (ii) 60 Senior Housing communities (“Senior Housing - Leased”), (iii) 49 Senior Housing communities operated by third-party property managers pursuant to property management agreements (“Senior Housing - Managed”) and (iv) 28 Specialty Hospitals and Other facilities), one investment in a sales-type lease, 18 investments in loans receivable (consisting of (i) two mortgage loans, (ii) one construction loan and (iii) 15 other loans), eight preferred equity investments and one investment in an unconsolidated joint venture. As of December 31, 2021, Sabra’s real estate properties held for investment included 41,346 beds/units, spread across the United States and Canada.

FORWARD-LOOKING STATEMENTS SAFE HARBOR
This release contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified, without limitation, by the use of “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Examples of forward-looking statements include all statements regarding our expectations regarding our recent and pending investments; the impact of the COVID-19 pandemic on our tenants, operators and Senior Housing - Managed communities; our expectations regarding the potential mitigating effects of the state and federal assistance programs available to our tenants, operators and Senior Housing - Managed communities; our expectations regarding the recovery of our portfolio and industry from the COVID-19 pandemic; our expectations regarding opportunities for growth in the Canadian market; and our other expectations regarding our future financial position, results of operations, cash flows, liquidity, business strategy, growth opportunities, potential investments and dispositions, and plans and objectives for future operations and capital raising activity.
Our actual results may differ materially from those projected or contemplated by our forward-looking statements as a result of various factors, including, among others, the following: the ongoing COVID-19 pandemic and measures intended to prevent its spread, and the related impact on our tenants, operators and Senior Housing - Managed communities; operational risks with respect to our Senior Housing - Managed communities; competitive conditions in our industry; our ability to consummate the pending Canadian portfolio acquisition in a joint venture with Sienna on the terms and timing described in this press release or at all; the loss of key management personnel; uninsured or underinsured losses affecting our properties and the possibility of environmental compliance costs and liabilities; potential impairment charges and adjustments related to the accounting of our assets; the potential variability of our reported rental and related revenues as a result of Accounting Standards Update (“ASU”) 2016-02, Leases, as amended by subsequent ASUs, on January 1, 2019; risks associated with our investment in our unconsolidated joint venture; catastrophic weather and other natural or man-made disasters, the effects of climate change on our properties and a failure to implement sustainable and energy-efficient measures; increased operating costs for our tenants and operators; increased healthcare regulation and enforcement; our tenants’ dependency on reimbursement from governmental and other third-party payor programs; the effect of our tenants declaring bankruptcy or becoming insolvent; our ability to find replacement tenants and the impact of unforeseen costs in acquiring new properties; the impact of litigation and rising insurance costs on the business of our tenants; the impact of required regulatory approvals of transfers of healthcare properties; environmental compliance costs and liabilities associated with real estate properties we own; our tenants’ or operators’ failure to adhere to applicable privacy and data security laws, or a material breach of our or our tenants’ or operators’ information technology; our concentration in the healthcare property sector, particularly in skilled nursing/transitional care facilities and senior housing communities, which makes our profitability more vulnerable to a downturn in a specific sector than if we were investing in multiple industries; the significant amount of and our ability to service our indebtedness; covenants in our debt agreements that may restrict our ability to pay dividends, make investments, incur additional indebtedness and refinance indebtedness on favorable terms; increases in market interest rates; adverse changes in our credit ratings; our ability to make dividend distributions at expected levels; our ability to raise capital through equity and debt financings; changes in foreign currency exchange rates and other risks associated with our ownership of property outside the U.S.; the relatively illiquid nature of real estate investments; our ability to maintain our status as a real estate investment trust (“REIT”) under the federal tax laws; compliance with REIT requirements and certain tax and tax regulatory matters related to our status as a REIT; changes in tax laws and regulations affecting REITs (including the potential effects of the Tax Cuts and Jobs Act); the ownership limits and takeover defenses in our governing documents and under Maryland law, which may restrict change of control or business combination opportunities; and the exclusive forum provisions in our bylaws.
Additional information concerning risks and uncertainties that could affect our business can be found in our filings with the Securities and Exchange Commission (the “SEC”), including in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, unless required by law to do so.
TENANT, OPERATOR AND BORROWER INFORMATION
This release includes information regarding certain of our tenants that lease properties from us and our operators and borrowers, most of which are not subject to SEC reporting requirements. The information related to our tenants, operators and borrowers that is provided in this release has been provided by, or derived from information provided by, such tenants, operators and borrowers. We have not independently verified this information. We have no reason to believe that such information is inaccurate in any material respect. We are providing this data for informational purposes only.

NOTE REGARDING NON-GAAP FINANCIAL MEASURES
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, cash net operating income (“Cash NOI”), Annualized Cash NOI, funds from operations (“FFO”), Normalized FFO, Adjusted FFO (“AFFO”), Normalized AFFO, FFO per diluted common share, Normalized FFO per diluted common share, AFFO per diluted common share and Normalized AFFO per diluted common share. These measures may be different than non-GAAP financial measures used by other companies, and the presentation of these measures is not intended to be considered in isolation or as a substitute for financial information prepared and presented in accordance with U.S. generally accepted accounting principles. An explanation of these non-GAAP financial measures is included under “Reporting Definitions” in this release, and reconciliations of these non-GAAP financial measures to the GAAP financial measures we consider most comparable are included on the Investors section of our website at https://ir.sabrahealth.com/investors/financials/quarterly-results.
CONTACT
Investor & Media Inquiries: (888) 393-8248 or investorinquiries@sabrahealth.com

SABRA HEALTH CARE REIT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues:
Rental and related revenues (1)	$87,183	$110,733	$396,716	$430,584
Interest and other income	7,940	3,184	17,317	11,940
Resident fees and services	40,534	38,137	155,512	156,045

Total revenues	135,657	152,054	569,545	598,569

Expenses:
Depreciation and amortization	45,079	44,158	178,991	176,737
Interest	25,676	24,524	98,632	100,424
Triple-net portfolio operating expenses	5,011	5,109	20,221	20,590
Senior housing - managed portfolio operating expenses	32,373	27,987	120,980	110,963
General and administrative	8,237	8,105	34,669	32,755
Provision for loan losses and other reserves	2,045	1,149	3,935	1,855
Impairment of real estate	9,004	849	9,499	4,003

Total expenses	127,425	111,881	466,927	447,327

Other income (expense):
Loss on extinguishment of debt	(32,862)	—	(34,622)	(531)
Other (expense) income	(13)	(154)	373	2,154
Net gain on sales of real estate	14,085	33	12,301	2,861

Total other (expense) income	(18,790)	(121)	(21,948)	4,484

(Loss) income before loss from unconsolidated joint venture and income tax (expense) benefit	(10,558)	40,052	80,670	155,726

Loss from unconsolidated joint venture	(13,264)	(3,562)	(192,081)	(16,599)
Income tax (expense) benefit	(531)	627	(1,845)	(710)

Net (loss) income	$(24,353)	$37,117	$(113,256)	$138,417

Net (loss) income, per:

Basic common share	$(0.11)	$0.18	$(0.52)	$0.67

Diluted common share	$(0.11)	$0.18	$(0.52)	$0.67

Weighted-average number of common shares outstanding, basic	227,519,771	208,101,883	219,073,027	206,223,503

Weighted-average number of common shares outstanding, diluted	227,519,771	209,322,132	219,073,027	207,252,830

(1)    See page 8 for additional details regarding Rental and related revenues.

SABRA HEALTH CARE REIT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME - SUPPLEMENTAL INFORMATION
(dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Cash rental income	$99,023	$99,779	$404,503	$405,257
Straight-line rental income	1,945	3,711	13,059	17,360
Straight-line rental income receivable write-offs	(157)	—	(25,370)	(13,750)
Above/below market lease amortization	1,091	2,088	5,076	7,911
Above/below market lease intangible amortization acceleration	(18,588)	—	(18,588)	(7,063)
Operating expense recoveries	3,869	5,155	18,036	20,869

Rental and related revenues	$87,183	$110,733	$396,716	$430,584

SABRA HEALTH CARE REIT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	December 31, 2021	December 31, 2020
Assets
Real estate investments, net of accumulated depreciation of $831,324 and $681,657 as of December 31, 2021 and December 31, 2020, respectively	$5,162,884	$5,285,038
Loans receivable and other investments, net	399,086	102,839
Investment in unconsolidated joint venture	96,680	288,761
Cash and cash equivalents	111,996	59,076
Restricted cash	3,890	6,447
Lease intangible assets, net	54,063	82,796
Accounts receivable, prepaid expenses and other assets, net	138,108	160,646
Total assets	$5,966,707	$5,985,603

Liabilities
Secured debt, net	$66,663	$79,065
Term loans, net	594,246	1,044,916
Senior unsecured notes, net	1,733,566	1,248,393
Accounts payable and accrued liabilities	142,989	146,276
Lease intangible liabilities, net	49,713	57,725
Total liabilities	2,587,177	2,576,375

Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized, 230,398,655 and 210,560,815 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	2,304	2,106
Additional paid-in capital	4,482,451	4,163,228
Cumulative distributions in excess of net income	(1,095,204)	(716,195)
Accumulated other comprehensive loss	(10,021)	(39,911)
Total equity	3,379,530	3,409,228
Total liabilities and equity	$5,966,707	$5,985,603

SABRA HEALTH CARE REIT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net (loss) income	$(113,256)	$138,417
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	178,991	176,737
Non-cash rental and related revenues	25,823	(4,458)
Non-cash interest income	(1,988)	(2,351)
Non-cash interest expense	8,368	8,418
Stock-based compensation expense	7,914	7,907
Loss on extinguishment of debt	34,622	531
Provision for loan losses and other reserves	3,935	1,855
Net gain on sales of real estate	(12,301)	(2,861)
Impairment of real estate	9,499	4,003
Other-than-temporary impairment of unconsolidated joint venture	164,126	—
Loss from unconsolidated joint venture	27,955	16,599
Distributions of earnings from unconsolidated joint venture	—	12,795
Changes in operating assets and liabilities:
Accounts receivable, prepaid expenses and other assets, net	8,223	(6,398)
Accounts payable and accrued liabilities	14,479	3,658
Net cash provided by operating activities	356,390	354,852
Cash flows from investing activities:
Acquisition of real estate	(99,448)	(92,945)
Origination and fundings of loans receivable	(290,000)	(1,651)
Origination and fundings of preferred equity investments	(9,061)	(20,069)
Additions to real estate	(42,651)	(47,354)
Repayments of loans receivable	2,949	4,093
Repayments of preferred equity investments	1,292	3,419
Net proceeds from the sales of real estate	100,723	16,751
Distributions in excess of earnings from unconsolidated joint venture	—	1,305
Net cash used in investing activities	(336,196)	(136,451)
Cash flows from financing activities:
Proceeds from issuance of senior unsecured notes	791,520	—
Principal payments on senior unsecured notes	(300,000)	—
Principal payments on term loans	(455,000)	—
Principal payments on secured debt	(12,661)	(3,072)
Payments of deferred financing costs	(9,317)	(830)
Payments related to extinguishment of debt	(30,196)	—
Issuance of common stock, net	308,713	80,092
Dividends paid on common stock	(262,919)	(278,299)
Net cash provided by (used in) financing activities	30,140	(202,109)
Net increase in cash, cash equivalents and restricted cash	50,334	16,292
Effect of foreign currency translation on cash, cash equivalents and restricted cash	29	88
Cash, cash equivalents and restricted cash, beginning of period	65,523	49,143
Cash, cash equivalents and restricted cash, end of period	$115,886	$65,523

SABRA HEALTH CARE REIT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(in thousands)

	Year Ended December 31,
	2021	2020
Supplemental disclosure of cash flow information:
Interest paid	$85,464	$92,589
Income taxes paid	$1,839	$2,439
Supplemental disclosure of non-cash investing activities:
Decrease in loans receivable and other investments due to acquisition of real estate	$—	$20,731
Secured debt assumed by buyer in connection with sale of real estate	$—	$31,830

SABRA HEALTH CARE REIT, INC.
FUNDS FROM OPERATIONS (FFO), NORMALIZED FFO,
ADJUSTED FUNDS FROM OPERATIONS (AFFO) AND NORMALIZED AFFO
(dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net (loss) income	$(24,353)	$37,117	$(113,256)	$138,417
Add:
Depreciation and amortization of real estate assets	45,079	44,158	178,991	176,737
Depreciation, amortization and impairment of real estate assets related to unconsolidated joint venture	9,600	5,424	26,129	26,949
Net gain on sales of real estate	(14,085)	(33)	(12,301)	(2,861)
Net loss on sales of real estate related to unconsolidated joint venture	3	10	33	3,281
Impairment of real estate	9,004	849	9,499	4,003
Other-than-temporary impairment of unconsolidated joint venture	—	—	164,126	—
FFO	$25,248	$87,525	$253,221	$346,526
Write-offs of straight-line rental income receivable and lease intangibles	18,745	—	40,759	21,200
Lease termination income	—	—	—	(300)
Loss on extinguishment of debt	32,862	—	34,622	531
Provision for loan losses and other reserves	2,045	1,149	3,935	1,855
Support payments paid to joint venture manager	7,350	—	9,800	—
Other normalizing items (1)	1,792	(314)	2,644	(1,283)
Normalized FFO	$88,042	$88,360	$344,981	$368,529
FFO	$25,248	$87,525	$253,221	$346,526
Stock-based compensation expense	927	2,256	7,914	7,907
Non-cash rental and related revenues	15,710	(5,798)	25,823	(4,458)
Non-cash interest income	(544)	(608)	(1,988)	(2,351)
Non-cash interest expense	2,979	1,891	8,368	8,418
Non-cash portion of loss on extinguishment of debt	2,666	—	4,426	531
Provision for loan losses and other reserves	2,045	1,149	3,935	1,855
Other non-cash adjustments related to unconsolidated joint venture	(3,687)	576	(5,051)	1,913
Other non-cash adjustments	172	255	492	825
AFFO	$45,516	$87,246	$297,140	$361,166
Cash portion of lease termination income	—	—	—	(300)
Cash portion of loss on extinguishment of debt	30,196	—	30,196	—
Support payments paid to joint venture manager	7,350	—	9,800	—
Other normalizing items (1)	1,752	(337)	2,715	(1,369)
Normalized AFFO	$84,814	$86,909	$339,851	$359,497
Amounts per diluted common share:
Net (loss) income	$(0.11)	$0.18	$(0.52)	$0.67
FFO	$0.11	$0.42	$1.15	$1.67
Normalized FFO	$0.39	$0.42	$1.57	$1.78
AFFO	$0.20	$0.42	$1.35	$1.74
Normalized AFFO	$0.37	$0.41	$1.54	$1.73
Weighted average number of common shares outstanding, diluted:
Net (loss) income	227,519,771	209,322,132	219,073,027	207,252,830
FFO and Normalized FFO	228,591,078	209,322,132	220,102,563	207,252,830
AFFO and Normalized AFFO	228,992,103	209,983,245	220,526,512	208,039,530
(1)    FFO and AFFO for the year ended December 31, 2021 and 2020 include $0.4 million and $2.3 million, respectively, earned during the period related to legacy Care Capital Properties, Inc. investments. In addition, other normalizing items for FFO and AFFO include triple-net operating expenses, net of recoveries.

REPORTING DEFINITIONS
Adjusted EBITDA*
Adjusted EBITDA is calculated as earnings before interest, taxes, depreciation and amortization (“EBITDA”) excluding the impact of merger-related costs, stock-based compensation expense under the Company’s long-term equity award program, and loan loss reserves. Adjusted EBITDA is an important non-GAAP supplemental measure of operating performance.

Annualized Cash Net Operating Income (“Annualized Cash NOI”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers Annualized Cash NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines Annualized Cash NOI as Annualized Revenues less operating expenses, excluding COVID-19 Pandemic Expenses, and non-cash revenues and expenses. Annualized Cash NOI excludes all other financial statement amounts included in net income.

Annualized Revenues
The annual contractual rental revenues under leases and interest and other income generated by the Company’s loans receivable and other investments based on amounts invested and applicable terms as of the end of the period presented. Annualized Revenues do not include tenant recoveries, additional rents or Grant Income and are adjusted to (i) reflect actual payments received during the twelve months ended at the end of the respective period for leases no longer accounted for on an accrual basis, (ii) exclude residual rents due to Sabra from prior asset sales under the Company’s 2017 memorandum of understanding with Genesis and (iii) reflect the reduction in Avamere’s annual base rent to $30.7 million effective February 1, 2022.

Cash Net Operating Income (“Cash NOI”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company considers Cash NOI an important supplemental measure because it allows investors, analysts and its management to evaluate the operating performance of its investments. The Company defines Cash NOI as total revenues less operating expenses and non-cash revenues and expenses. Cash NOI excludes all other financial statement amounts included in net income.

COVID-19 Pandemic Expenses
COVID-19 Pandemic Expenses consist primarily of (i) personal protective equipment costs, (ii) incremental labor costs (including bonuses, hero pay and additional labor needed to implement new health and safety protocols) and (iii) incremental supply costs required to implement new health and safety protocols (e.g., disposable food containers and stronger disinfectants), in each case incurred by communities in our Senior Housing - Managed portfolio specifically as a result of the COVID-19 pandemic.

EBITDARM
Earnings before interest, taxes, depreciation, amortization, rent and management fees (“EBITDARM”) for a particular facility accruing to the operator/tenant of the property (not the Company), for the period presented. The Company uses EBITDARM in determining EBITDARM Coverage. EBITDARM has limitations as an analytical tool. EBITDARM does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDARM does not represent a property’s net income or cash flows from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDARM to evaluate the core operations of the properties by eliminating management fees, which may vary by operator/tenant and operating structure, and as a supplemental measure of the ability of the Company’s operators/tenants and relevant guarantors to generate sufficient liquidity to meet related obligations to the Company.

EBITDARM Coverage
Represents the ratio of EBITDARM to cash rent for owned facilities (excluding Senior Housing - Managed communities) for the period presented. EBITDARM Coverage is a supplemental measure of a property’s ability to generate cash flows for the operator/tenant (not the Company) to meet the operator’s/tenant’s related cash rent and other obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDARM. EBITDARM Coverage includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

Funds From Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)*
The Company believes that net income as defined by GAAP is the most appropriate earnings measure. The Company also believes that funds from operations, or FFO, as defined in accordance with the definition used by the National Association of Real Estate Investment Trusts (“Nareit”), and adjusted funds from operations, or AFFO (and related per share amounts) are

REPORTING DEFINITIONS
important non-GAAP supplemental measures of the Company’s operating performance. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. Thus, Nareit created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined as net income, computed in accordance with GAAP, excluding gains or losses from real estate dispositions and the Company’s share of gains or losses from real estate dispositions related to its unconsolidated joint venture, plus real estate depreciation and amortization, net of amounts related to noncontrolling interests, plus the Company’s share of depreciation and amortization related to its unconsolidated joint venture, and real estate impairment charges. AFFO is defined as FFO excluding merger and acquisition costs, stock-based compensation expense, non-cash rental and related revenues, non-cash interest income, non-cash interest expense, non-cash portion of loss on extinguishment of debt, provision for loan losses and other reserves, non-cash lease termination income and deferred income taxes, as well as other non-cash revenue and expense items (including ineffectiveness gain/loss on derivative instruments, and non-cash revenue and expense amounts related to noncontrolling interests) and the Company’s share of non-cash adjustments related to its unconsolidated joint venture. The Company believes that the use of FFO and AFFO (and the related per share amounts), combined with the required GAAP presentations, improves the understanding of the Company’s operating results among investors and makes comparisons of operating results among real estate investment trusts more meaningful. The Company considers FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding the applicable items listed above, FFO and AFFO can help investors compare the operating performance of the Company between periods or as compared to other companies. While FFO and AFFO are relevant and widely used measures of operating performance of real estate investment trusts, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO and AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other real estate investment trusts that do not define FFO in accordance with the current Nareit definition or that interpret the current Nareit definition or define AFFO differently than the Company does.

Grant Income
Grant income consists of funds specifically paid to communities in our Senior Housing - Managed portfolio from state or federal governments related to the pandemic and were incremental to the amounts that would have otherwise been received for providing care to residents.

Net Debt*
The principal balances of the Company’s revolving credit facility, term loans, senior unsecured notes, and secured indebtedness as reported in the Company’s consolidated financial statements, net of cash and cash equivalents as reported in the Company’s consolidated financial statements.

Net Debt to Adjusted EBITDA*
Net Debt to Adjusted EBITDA is calculated as Net Debt divided by Annualized Adjusted EBITDA, which is Adjusted EBITDA, as adjusted for annualizing adjustments that give effect to the acquisitions and dispositions completed during the respective period as though such acquisitions and dispositions were completed as of the beginning of the period presented.

Normalized FFO and Normalized AFFO*
Normalized FFO and Normalized AFFO represent FFO and AFFO, respectively, adjusted for certain income and expense items that the Company does not believe are indicative of its ongoing operating results. The Company considers Normalized FFO and Normalized AFFO to be useful measures to evaluate the Company’s operating results excluding these income and expense items to help investors compare the operating performance of the Company between periods or as compared to other companies. Normalized FFO and Normalized AFFO do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. Normalized FFO and Normalized AFFO also do not consider the costs associated with capital expenditures related to the Company’s real estate assets nor do they purport to be indicative of cash available to fund the Company’s future cash requirements. Further, the Company’s computation of Normalized FFO and Normalized AFFO may not be comparable to Normalized FFO and Normalized AFFO reported by other real estate investment trusts that do not define FFO in accordance

REPORTING DEFINITIONS
with the current Nareit definition or that interpret the current Nareit definition or define FFO and AFFO or Normalized FFO and Normalized AFFO differently than the Company does.

Occupancy Percentage
Occupancy Percentage represents the facilities’ average operating occupancy for the period indicated. The percentages are calculated by dividing the actual census from the period presented by the available beds/units for the same period. Occupancy includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

REVPOR
REVPOR represents the average revenues generated per occupied unit per month at Senior Housing - Managed communities for the period indicated. It is calculated as resident fees and services revenues, excluding Grant Income, divided by average monthly occupied unit days. REVPOR includes only Stabilized Facilities.

Senior Housing
Senior Housing communities include independent living, assisted living, continuing care retirement and memory care communities.

Senior Housing - Managed
Senior Housing communities operated by third-party property managers pursuant to property management agreements.

Skilled Mix
Skilled Mix is defined as the total Medicare and non-Medicaid managed care patient revenue at Skilled Nursing/Transitional Care facilities divided by the total revenues at Skilled Nursing/Transitional Care facilities for the period indicated. Skilled Mix includes only Stabilized Facilities and excludes facilities for which data is not available or meaningful.

Skilled Nursing/Transitional Care
Skilled Nursing/Transitional Care facilities include skilled nursing, transitional care, multi-license designation and mental health facilities.

Specialty Hospitals and Other
Includes acute care, long-term acute care, rehabilitation and behavioral hospitals, facilities that provide residential services, which may include assistance with activities of daily living, and other facilities not classified as Skilled Nursing/Transitional Care or Senior Housing.

Stabilized Facility
At the time of acquisition, the Company classifies each facility as either stabilized or non-stabilized. In addition, the Company may classify a facility as non-stabilized after acquisition. Circumstances that could result in a facility being classified as non-stabilized include newly completed developments, facilities undergoing major renovations or additions, facilities being repositioned or transitioned to new operators, and significant transitions within the tenants’ business model. Such facilities are typically reclassified to stabilized upon the earlier of maintaining consistent occupancy (85% for Skilled Nursing/Transitional Care facilities and 90% for Senior Housing communities) or 24 months after the date of classification as non-stabilized. Stabilized Facilities exclude (i) facilities held for sale, (ii) strategic disposition candidates, (iii) facilities being transitioned to a new operator, (iv) facilities being transitioned from being leased by the Company to being operated by the Company and (v) facilities acquired during the three months preceding the period presented.

*Non-GAAP Financial Measures
Reconciliations, definitions and important discussions regarding the usefulness and limitations of the Non-GAAP Financial Measures used in this release can be found at https://ir.sabrahealth.com/investors/financials/quarterly-results.